UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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JANUS HENDERSON GROUP PLC
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Janus Henderson Group plc Board of Directors

Determines by Unanimous Vote that Victory Capital’s Proposal Is Not Superior and

Reaffirms Recommendation of Transaction with Trian and General Catalyst

Special Committee of Board and Its Advisors Reviewed Victory’s Non-Binding Unsolicited Proposal and Determines It Is Not in Best Interests of Janus Henderson and Its Shareholders

Reaffirms Recommendation of Take-Private by Trian and General Catalyst

Victory’s Proposal Not Actionable; Presents Significant Closing Risk and Uncertain Value

March 11, 2026 — LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG,” “Janus Henderson,” or the “Company”) today announced that its Board of Directors (the “Board”), acting on the unanimous recommendation of the Special Committee of the Board (the “Special Committee”), has determined by unanimous vote that the unsolicited, non-binding proposal received on February 26, 2026 (the “Victory Proposal”) from Victory Capital Holdings, Inc. (NASDAQ: VCTR; “Victory”) is not in the best interests of Janus Henderson and its shareholders and does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal under the terms of the merger agreement providing for the acquisition of Janus Henderson by Trian and General Catalyst (the “Merger Agreement”).

In the course of its review of strategic alternatives described in the Company’s proxy statement relating to the Merger Agreement, the Special Committee previously received two non-binding proposals from Victory on November 24, 2025 and December 8, 2025. After evaluating the prior proposals, the Special Committee determined that they were not actionable. The February 26 Victory Proposal offered no meaningful improvement in terms.

The February 26 Victory Proposal contemplates an acquisition of Janus Henderson for $30 per share in cash and Victory stock representing pro forma ownership of 38% of the combined company, consistent with Victory’s prior proposals of $30 per share in cash and Victory stock representing pro forma ownership of 37% to 39% of the combined company. The purported increase in headline price resulted solely from movements in Victory’s stock price since its prior proposals. Since Victory resubmitted its proposal, Victory’s stock price has declined 14%.

Nonetheless, following receipt of the Victory Proposal, at the direction of the Special Committee and in the interest of maximizing shareholder value, Janus Henderson obtained a temporary waiver from Trian and General Catalyst under the Merger Agreement in order to clarify and diligence the terms of the Victory Proposal. After another thorough review of the Victory Proposal, including direct engagement with Victory management, the Special Committee and the Board continue to believe the Victory Proposal is not in the best interests of Janus Henderson and its stakeholders, including its shareholders, clients and employees, and is not actionable because it presents significant consummation risk and uncertain value.

Significant Closing Risks

The Victory Proposal presents significant closing risks.

1.	Based on Client Feedback, Significant Uncertainty in Ability to Obtain the Required 75% Client Consent Threshold. In order to close the transaction contemplated by the Victory Proposal, Janus Henderson would need to obtain client consents representing at least 75% of its revenue run-rate. The Special Committee has received feedback from key Janus Henderson clients indicating they would have significant reservations about maintaining their relationships with Janus Henderson if it were to enter into a transaction with Victory. Based on this feedback, the Special Committee has serious concerns that the requisite client consents may not be obtained.

2.	Aggressive $500 Million Synergy Estimate Exacerbates Closing Risk. These concerns arise from, among other things, the substantial cost-cutting inherent in Victory’s business model and implicit in Victory’s estimate of $500 million of synergies, a figure which exceeds all of Janus Henderson’s non-investment costs in the U.S. and which suggests a level of cost-cutting that could lead to the disruption of systems and services, attrition of investment staff, deterioration in compliance functions and the degradation of investment performance and client experience. Key Janus Henderson investment professionals have also informed the Special Committee that they would leave the Company if it were acquired by Victory, and the possibility of those departures would make it more difficult to obtain the requisite client consents. By contrast, clients have expressed overwhelming support for the proposed transaction with Trian and General Catalyst, and the Special Committee believes the client consent condition for that transaction will be satisfied.

3.	Highly Uncertain Janus Henderson Shareholder Approval. Under Jersey law, a merger proposal requires approval by two-thirds of the total number of votes cast at the shareholders’ meeting. Trian, which as of the March 9, 2026 record date for the Janus Henderson shareholder meeting held 20.7% of Janus Henderson’s outstanding shares, has reiterated to the Special Committee that it will vote against, and actively solicit opposition to, the Victory Proposal. Accordingly, a transaction with Victory would require approval by a proportion of other Janus Henderson shareholders approaching 90%, even assuming the transaction is voted on by a larger than average proportion of shares voted at recent Janus Henderson annual meetings over the last five years. If even a limited number of other significant shareholders are skeptical of the value or closing certainty of the Victory Proposal and vote against it, the proposal would fail to receive the required vote.

4.	Victory Shareholder Vote Is Uncertain. The Victory Proposal would also require approval by Victory’s own shareholders, another deficiency relative to the existing transaction with Trian and General Catalyst. There is risk that Victory’s shareholders might not approve the transaction, particularly considering the significant decline in Victory’s stock price since the announcement of its February 26 proposal—a decline that suggests that some Victory shareholders may oppose the combination. No acquiror shareholder approval is required to complete the transaction with Trian and General Catalyst.

Continued volatility in Victory’s stock price creates additional risk for the required shareholder votes, which would not occur for several months, as the value of Victory’s proposed stock consideration at that time is highly uncertain.

If any of the required shareholder approvals or the requisite client consents were not obtained, the transaction with Victory would not close. During the Special Committee’s engagement with representatives of Victory, they did not articulate a specific plan for obtaining the required shareholder and client consents necessary to complete the transaction.

The Special Committee disagrees with Victory’s criticism of the strength of Trian’s and General Catalyst’s financing commitments and the implication that Victory’s financing package is superior. The Trian and General Catalyst transaction is backed by customary binding debt and equity commitment letters covering the full purchase price, without relying on any of Janus Henderson’s available balance sheet cash.

By contrast, Victory’s debt commitment papers are in draft form, include a due diligence out for the lenders and are subject to credit committee approval. Victory also has not clarified its sources and uses and whether it plans to rely on cash from Janus Henderson’s balance sheet to fund a portion of its purchase price. Even assuming Victory fixed these defects in its debt commitment papers, its financing would be no more certain than the financing under the Merger Agreement, which is fully backed by customary limited conditionality commitment letters.

Uncertain Value and Significant Execution Risks

If Janus Henderson were to enter into a merger agreement providing for a transaction with Victory that fails to close, the Company would be gravely damaged. Most importantly, during the pendency of a transaction with Victory—a period expected to be meaningfully longer than the remaining time needed to complete the transaction with Trian and General Catalyst—Janus Henderson may suffer substantial client outflows and employee attrition given Victory’s aggressive planned cost-cutting and clients’ resulting expectations of reduced client service and diminished investment performance. The Special Committee has already received feedback to that effect from certain key clients and employees.

If that transaction failed to close, Janus Henderson’s business would be significantly diminished. There would be no guarantee that the Company could at that point command a valuation approaching the $49 per share payable in the transaction with Trian and General Catalyst, and there is significant risk that it would not. In addition, Janus Henderson would be required to pay a termination fee of $297 million to accept the Victory Proposal or change its recommendation with respect to the transaction with Trian and General Catalyst, which Victory has not offered to pay, unlike the vast majority of interloping buyers.

In addition to the significant closing risks, the Victory Proposal offers uncertain value. The value of Victory’s proposal, and the 38% share of the combined company proposed to be acquired by Janus Henderson shareholders, depends significantly on Victory’s ability to successfully integrate its largest ever acquisition target—with the Company’s current market capitalization more than 80% larger than Victory’s—manage substantially higher leverage, and achieve its $500 million in estimated synergies. The integration of Janus Henderson’s product offering into Victory’s multi-boutique model may create product overlaps that could result in meaningful dis-synergies. The disparate business models and cultures of the two companies puts further pressure on synergies and integration risk. If Victory is unable to achieve its target synergies, the combined company would bear even higher leverage and risk increased borrowings costs.

In its proposal and in discussions with the Special Committee, Victory has not adequately justified its synergies estimate, which exceeds typical synergy levels realized in precedent transactions. The Special Committee is not persuaded that the synergies contemplated by the Victory Proposal can be achieved, and even targeting such a large reduction in costs would likely result in technology and systems disruption, employee attrition and client outflows. Victory also has not provided any explanation as to why the combined company stock would continue to trade at Victory’s existing multiple following a combination with Janus Henderson, even without accounting for these financial and operational risks.

In contrast to the Victory Proposal, Janus Henderson’s binding Merger Agreement to be acquired by Trian and General Catalyst is an actionable transaction that offers certain value to shareholders with significantly less closing and execution risk than the Victory Proposal and is on track to be completed on its planned timeline in mid-2026.

For these reasons, the Janus Henderson Board, acting on the unanimous recommendation of the Special Committee, has determined by unanimous vote that the Victory Proposal does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal, and reaffirms its recommendation that Janus Henderson shareholders vote for the approval and adoption of the Merger Agreement at the Janus Henderson shareholders’ meeting to be held on April 16, 2026.

Goldman Sachs & Co. LLC is acting as financial advisor to the Special Committee, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to the Special Committee. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Janus Henderson.

Forward Looking Statements

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson Group plc (“Janus Henderson”) filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026, which will be first mailed to Janus Henderson’s shareholders on or about March 12, 2026. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson may also file other documents with the SEC regarding the proposed transaction, including amendments or supplements to the proxy statement or Schedule 13E-3. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and the Schedule 13E-3 and other documents that are filed with the SEC by Janus Henderson free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement relating to the proposed transaction. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of December 31, 2025, Janus Henderson had approximately US$493 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:

Jim Kurtz
Head of Investor Relations
+1 303 336 4529
jim.kurtz@janushenderson.com

Innisfree M&A Incorporated
Scott Winter / Gabrielle Wolf
+1 212 750 5833

Media enquiries:

Candice Sun
Global Head of Corporate Communications
+1 303 336 5452
candice.sun@janushenderson.com

Kekst CNC
Ruth Pachman ruth.pachman@kekstcnc.com
Tom Davies tom.davies@kekstcnc.com
James Hartwell james.hartwell@kekstcnc.com

For the Special Committee

Gladstone Place Partners

Steve Lipin/Felipe Ucrós

212-230-5930